UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2005

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	818-575-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

ValueClick, Inc. today announced that it has completed its previously announced acquisition of Fastclick, Inc.

Based on its successful exchange offer for the outstanding shares of Fastclick common stock, which expired on September 27, 2005, and the consummation of a short-form merger of its wholly owned subsidiary with and into Fastclick, ValueClick has acquired all outstanding shares of Fastclick common stock. ValueClick has issued approximately 15.6 million shares of ValueClick common stock and has assumed options to purchase approximately 1.3 million shares of ValueClick common stock (or approximately 0.9 million shares on a treasury stock basis) in a stock-for-stock transaction.

In the merger, each outstanding share of Fastclick common stock, other than shares owned by ValueClick as a result of its exchange offer and shares for which appraisal is sought under applicable Delaware law, was converted into the right to receive 0.7928 of a share of ValueClick common stock (including the associated preferred share purchase rights). The merger allowed ValueClick to acquire the remaining shares of Fastclick common stock that were not tendered into ValueClick’s exchange offer. The merger consideration is the same as paid per share of Fastclick common stock in the exchange offer.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The required financial statements for Fastclick called for by Item 9.01(a) were included in the Registration Statement on Form S-4 (No. 333-127804) originally filed with the Securities and Exchange Commission on August 24, 2005.

(b) Pro Forma Financial Information.

The required pro forma financial information reflecting the acquisition of Fastclick called for by Item 9.01(b) were included in ValueClick's Registration Statement on Form S-4 (No. 333-127804) originally filed with the Securities and Exchange Commission on August 24, 2005.

(c) Exhibits.

99.1 Press Release dated September 30, 2005, issued by ValueClick, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

September 30, 2005	By:	/s/ Scott H. Ray

Name: Scott H. Ray
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated September 30, 2005, issued by ValueClick, Inc.